Exhibit 10.26

March 7, 2007

Personal & Confidential

Dear Michael:

This will confirm the agreement we have reached regarding certain financial aspects of your employment with Technitrol, Inc. (“TNL”):

1.

Base Salary – Effective November 16, 2006 your annual base salary is $205,000 which will be paid in accordance with TNL procedures as at any time in effect. You will continue to be eligible for salary increases and compensation adjustments, if any, as determined by TNL from time to time.

2.

Executive Incentive Plan – You will continue to be eligible to participate in the Executive Incentive Plan which as you know is comprised of our Short-Term Incentive Plan (STIP) and our Restricted Stock Plan (RSP) II.

However, irrespective of whether STIP incentives are awarded for the second half of 2006 and the first half of 2007, for the second half of 2006 your minimum STIP bonus will be $50,000 and for the first half of 2007 your minimum STIP bonus will be $50,000. Any future bonuses will be made at TNL’s discretion and are subject to the usual terms and conditions of the STIP, in each case assuming you are continuously employed by TNL at the time of the incentive payment.

Subject to your continued employment, your RSP II award in 2007 will be 4,000 shares. Any future awards will be made at TNL’s discretion and all awards are subject to the terms and conditions of the plan document for RSP II or any successor plan.

3.	Title – In May 2007, the Board will consider making you an officer of TNL with the title of Vice President, Tax.

4.	Job Relocation or Elimination –

(a)          In the event that TNL relocates your job to a new place of employment more than 30 miles from Trevose, Pennsylvania, then you will be entitled to choose one of the following options: (i) accept a similar position at the new location with appropriate market compensation to be determined at such time and the assistance of TNL’s customary relocation plan for your move, (ii) continue in your current position by maintaining an office for the tax department in the Greater Philadelphia area at TNL’s cost, with the understanding that you will be available for reasonable travel to other office locations on an as-needed basis, or (iii) terminate your employment and accept the severance benefits set forth in paragraph (b) below.

(b)          In the event that TNL terminates your employment on or before the Termination Date (as defined in Section 5 below) other than for cause (as defined in Section 4(i) of RSP II), or if in connection with a job relocation by TNL you voluntarily terminate your employment by choosing option (iii) set forth in paragraph (a) above, then you will be entitled to the following severance benefits: (i) payment of your base salary in effect on your termination date for a period of 12 months from your termination date, (ii) after such 12 month period, provided you have been actively seeking employment for a position comparable in scope of responsibility and overall compensation, continued payment of your base salary for up to an additional 6 months unless and until you obtain new employment, (iii) subject to approval by the compensation committee of TNL’s board of directors (which may grant or withhold such approval in its absolute discretion), vesting of 5 years of additional credited service under our Supplemental Executive Retirement Plan (SERP), and (iv) vesting of your outstanding RSP II awards at 100% subject to the terms and conditions of the plan document for RSP II. In order to receive the above severance benefits, you agree that you will sign TNL’s standard severance agreement releasing TNL and its related entities from all claims and demands. As is customary with TNL severance arrangements, you will also be eligible for the continuation of medical benefits during the applicable severance period, and COBRA benefits thereafter as permitted by law.

5.

Termination Date. For purposes of paragraph 4(b) of this letter, “Termination Date” shall mean the later of (i) December 31, 2009, or (ii) one year after a new CEO commences employment as successor to James M. Papada, III. No later than December 31, 2008, you and TNL mutually agree to review the contents of this letter, and to discuss whether any changes to the Termination Date or other provisions should be made as such time. This letter shall remain in effect until the Termination Date, after which time this letter shall terminate.

6.

At-Will Employment – Employment with TNL is an at-will relationship. This means that your employment is for no specific term and may be terminated either by you or by TNL at any time for any reason with or without cause. Neither this letter, nor any other document provided to you by TNL, is intended to create a contract of continuing employment, or to otherwise modify TNL’s employment at-will policy. By signing this letter, you acknowledge that any contrary representations which may have been made or may be made to you are superseded by this letter.

7.

Statement of Principles – As you know, TNL’s Statement of Principles (SOP) describes how we conduct business, treat our employees worldwide and work with our customers, vendors and suppliers. By signing this letter, you acknowledge that you have read and understood and agree to abide by our SOP.

8.

Contractual Obligations with Prior Employers – By signing this letter, you represent and warrant that you have no contractual obligation that would interfere with your employment at TNL and that you can perform all the duties and responsibilities of your position fully and completely consistent with this letter.

9.

Entire Agreement – This letter constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions. This letter can only be modified, amended, supplemented or changed by an agreement in writing that makes specific reference to this letter.

10.

Governing Law and Jurisdiction – This letter shall be interpreted, construed and governed, by and in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles. Both parties agree to submit to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania.

I have sent two signed originals - - one is for your records and the second should be signed, dated and returned to me.

Mike, we are excited about the important part you will continue to play on our team here at TNL. Your talent and contributions are highly valued. We are confident that you will continue to make significant contributions to the operating success and future direction of TNL.

Sincerely,

/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and CFO

I confirm my agreement with all of the terms and conditions set forth above and agree that TNL can rely on my confirmation.

/s/ Michael J. McGrath	3/29/07

Michael J. McGrath	Date